EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

OPGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(o)		$5,000,000	$0.0001102	$551.00

	Total Offering Amounts:						$551.00
	Total Fees Previously Paid:						$0
	Total Fee Offsets:						-
	Net Fee Due:						$551.00

(1) Calculated pursuant to Rule 457(o), based on the proposed maximum aggregate offering price.